Exhibit 10.15

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), made as of January 1, 2019 is entered into by Cullinan Management, Inc. a Delaware corporation (the “Company”), and Patrick Baeuerle (the “Consultant”).

INTRODUCTION

The Company and the Consultant desire to establish the terms and conditions under which the Consultant will provide Services to the Company. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.

Services. The Consultant agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the officers of the Company (the “Services”). The Consultant will not be expected to relocate his residence.

2.	Term. This Agreement shall commence on the date hereof and shall terminate on the last date on which Consultant provides Services to the Company under this Agreement (the “Consultation Period”).

3.	Compensation.

3.1.

Consulting Fees. Your consulting fee be at the monthly rate of EUR30,833.33 per month (annualized to EUR370,000.00), less all applicable taxes and withholdings, to be paid in installments, in accordance with the Company’s regular payroll practices. Such base consulting fee may be adjusted from time to time in accordance with normal business practice and in the sole discretion of the Company.

3.2.

Bonus. Following the end of each fiscal year and subject to the approval of the Company’s Board of Directors, you will be eligible for a retention and performance bonus of up to 33% of your annualized base consulting fee, based on your individual performance and the Company’s performance during the applicable fiscal year, as determined by the Board in accordance with certain milestones to be mutually agreed upon between you and the Board each year. You must be an active consultant of the Company on the date any bonus is distributed in order to be eligible for and to earn a bonus award, as it also serves as an incentive to remain engaged by the Company.

3.3.

Equity. Subject to the approval of the Board of Directors, the Company will grant you incentive units (the “Units”) under the Cullinan Oncology, LLC (the “LLC”) Profits Interest Plan (the “Plan”) equating to an ownership interest entitling you to 2.5% of the distributions made by the LLC with respect to the Common Units of the LLC in excess of the strike price associated with your Units, up to an aggregate initial seed and Series A equity investment of USD$150-200M. The strike price of each such Unit will be determined by the LLC Board of Directors on the date such Units are granted and shall be equal to the amount that would be distributed in respect of a Common Unit of the LLC in a hypothetical liquidation of the LLC on the date of issuance of such Unit. In addition, provided you remain employed by the Company through the applicable grant date, you will be eligible for one or more additional incentive unit grants, to be determined based on future financing rounds and corporate structure. Any such additional grant(s) will be subject to requisite LLC Board of Director approval. The Units, and any additional grants, will be evidenced in writing by, and subject to the terms of the Plan and a Unit Grant Agreement provided by the LLC, which agreement will specify monthly vesting over four (4) years with a one (1) year cliff.

4.	Proprietary Information and Inventions.

4.1.	Proprietary Information.

(a)        The Consultant acknowledges that Consultant’s relationship with the Company is one of high trust and confidence and that in the course of Consultant’s service to the Company, will have access to and contact with Proprietary Information (as defined below in Section 4.1(b)) of both the Company and any company or other entity that Cullinan Oncology, LLC has invested in or is considering for investment (a “Portfolio Company”). While Consultant is providing Services to the Company, and for three (3) years following the expiration of the Consultation Period, Consultant will not disclose or deliver to anyone, except as authorized by the Company, or use in any way other than to provide the Services, any Proprietary Information of the Company or a Portfolio Company. The restrictions set forth in this Section 4 will not apply to Information which (a) Consultant is required to disclose by an order of a court of competent jurisdiction, provided Consultant has provided all reasonable and practicable notice to the Company prior to such order being imposed, and at the request and cost of the Company, Consultant will promptly do all such reasonable acts or things as the Company and its duly authorized officers may reasonably require to defend in any proceeding, judicial or otherwise, such confidences and disclosures, or (b) becomes generally known to the public or in the trade, unless such knowledge results from an unauthorized disclosure by the Consultant.

(b)        For purposes of this Agreement, “Proprietary Information” shall mean, by way of illustration and not limitation, all information, whether or not in writing, whether or not patentable and whether or not copyrightable, of a private, secret or confidential nature, owned, possessed or used by the Company or any Portfolio Company, concerning the business, business relationships or financial affairs, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report; technical or research data, clinical data; know-how, computer program, software, software documentation, hardware design, technology, product, processes, methods, techniques, formulas, compounds, projects, developments, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost, customer, supplier or personnel information or employee lists concerning either the Company, one of its affiliated entities, or a Portfolio Company that is communicated to, learned of, developed or otherwise acquired by the Consultant in the course of Consultant’s Service as a consultant under this Agreement to the Company.

(c)        The Consultant agrees that all files, documents, letters, memoranda, reports, records, data sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Consultant or others, which shall come into her custody or possession, shall be and are the exclusive property of either the Company or a Portfolio Company, and are to be used by the Consultant only in the performance of Consultant’s duties under this Agreement and shall not be copied or removed from the Company’s or Portfolio Company’s premises except in the pursuit of the Services. All such materials or copies thereof and all tangible property of the Company or Portfolio Company in the custody or possession of the Consultant shall, unless otherwise agreed to by the Company or Portfolio Company in writing, be delivered to the Company or Portfolio Company upon the earlier of (i) a request by the Company or Portfolio Company, (ii) the termination of this Agreement or (iii) the expiration of the Consultation Period. After such delivery, the Consultant shall not retain any such materials or copies thereof or any such tangible property.

(d)        The Consultant agrees that Consultant’s obligation not to disclose or to use information and materials of the types set forth in paragraphs (b) and (c) above, and Consultant’s obligation to return materials and tangible property set forth in paragraph (c) above extends to such types of information, materials and tangible property of customers of the Company, a Portfolio Company, suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company, a Portfolio Company or the Consultant. In addition, the Consultant may disclose Proprietary Information pursuant to a subpoena or other order issued by a court of competent jurisdiction or governmental agency, but only if the Consultant advises the Company or Portfolio Company in writing in advance of such intended disclosure and cooperates with the Company or Portfolio Company in the event the Company or Portfolio Company elects to legally contest and avoid such disclosure. In any event, the Consultant may disclose only such portion of the Proprietary Information that Consultant is legally required to disclose.

(e)        The Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company or Portfolio Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Consultant agrees to be bound by all such obligations and restrictions that are known to him and to take all action necessary to discharge the obligations of the Company under such agreements.

4.2.	Inventions.

(a)        All inventions, ideas, creations, discoveries, computer programs, works of authorship, data, developments, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) which are made, conceived, reduced to practice, created, written, designed or developed by the Consultant, solely or jointly with others or under her direction and whether during normal business hours or otherwise, (i) during the Consultation Period and in the course of performing Services hereunder or (ii) during or after the Consultation Period if resulting or directly derived from Proprietary Information (as defined below) (collectively under clauses (i) and (ii), “Inventions”), shall be the sole property of the Company or Portfolio Company. The Consultant hereby assigns and in the future will assign to the Company or Portfolio Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company or Portfolio Company as his duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. However, this paragraph shall not apply to Inventions which do not relate to the Company’s or Portfolio Company’s business or research and development conducted or planned to be conducted by the Company at the time such Invention is created, made, conceived or reduced to practice and which are made and conceived by the Consultant not during normal working hours, not on the Company’s or Portfolio Company’s premises and not using the Company’s or Portfolio Company’s tools, devices, equipment or Proprietary Information.

(b)        Upon the request of the Company or Portfolio Company and at the Company’s or Portfolio Company’s expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company or Portfolio Company and to assist the Company or Portfolio Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. The Consultant also hereby waives all claims to moral rights in any Inventions.

(c)        The Consultant shall promptly disclose to the Company or Portfolio Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company or Portfolio Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

5.	Independent Contractor Status.

5.1.

The Consultant shall perform all Services under this Agreement as an “independent contractor” and not as an employee or agent of the Company or a Portfolio Company. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or a Portfolio Company or to bind the Company or a Portfolio Company in any manner.

5.2.

The Consultant shall have the right to control and determine the time, place, methods, manner and means of performing the Services. In performing the Services, the amount of time devoted by the Consultant on any given day will be entirely within the Consultant’s control, and the Company or a Portfolio Company will rely on the Consultant to put in the amount of time necessary to fulfill the requirements of this Agreement. The Consultant will provide all equipment and supplies required to perform the Services. The Consultant is not required to attend regular meetings at the Company or a Portfolio Company. However, upon reasonable notice, the Consultant shall meet with representatives of the Company or a Portfolio Company at a location to be designated by the parties to this Agreement.

5.3.

In the performance of the Services, the Consultant has the authority to control and direct the performance of the details of the Services, the Company or a Portfolio Company being interested only in the results obtained. However, the Services contemplated by the Agreement must meet the Company’s or a Portfolio Company’s standards and approval and shall be subject to the Company’s or a Portfolio Company’s general right of inspection and supervision to secure their satisfactory completion.

5.4.	The Consultant shall not use the Company’s or a Portfolio Company’s trade names, trademarks, service names or servicemarks without the prior approval of the Company or a Portfolio Company.

5.5.

The Consultant shall be solely responsible for all state and federal income taxes, unemployment insurance and social security taxes in connection with this Agreement and for maintaining adequate workers’ compensation insurance coverage.

6.

Remedies. The Consultant acknowledges that any breach of the provisions of Section 4 of this Agreement is likely to result in serious and irreparable injury to the Company or a Portfolio Company for which the Company or a Portfolio Company cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company or a Portfolio Company is entitled to seek to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting a bond.

7.

Indemnification. The Consultant shall be solely liable for, and shall indemnify, defend and hold harmless the Company or a Portfolio Company and its successors and assigns from and against any claim or liability of any kind (including penalties, fees or charges) resulting from the Consultant’s failure to pay the taxes, penalties, and payments referenced in Section 5 of this Agreement. The Consultant shall further indemnify, defend and hold harmless the Company or a Portfolio Company and its successors and assigns from and against any and all loss or damage resulting from any misrepresentation, or any non-fulfillment of any representation, responsibility, covenant or agreement on her part, as well as any and all acts, suits, proceedings, demands, assessments, penalties, judgments of or against the Company or a Portfolio Company arising out of the Consultant’s gross negligence in the provision of Services hereunder.

8.	Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

9.

Non-Assignability of Contract. This Agreement is personal to the Consultant and the Consultant shall not have the right to assign any of her rights or delegate any of her duties without the express written consent of the Company. Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by the Consultant.

10.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

11.

Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by him.

12.

Third Party Beneficiaries. Consultant and the Company acknowledge and agree that any Portfolio Company is an intended third-party beneficiary of this Agreement to the extent such provisions cover or are applicable to any Portfolio Company. The Portfolio Company shall have the right to enforce such provisions of this Agreement against the Consultant, as though the Portfolio Company was a party thereto, with respect to such provisions.

13.

Interpretation. If any restriction set forth in Section 4 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

14.	Survival. Sections 4 through 15 shall survive the expiration or termination of this Agreement.

15.	Miscellaneous.

15.1.

No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

15.2.	The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

15.3.

In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

CULLINAN MANAGEMENT, INC

By: /s/ Owen Hughes

Name: Owen Hughes

Title: CEO

CONSULTANT

By: /s/ Patrick Baeuerle

Name: Patrick Baeuerle